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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 12 )*

Nautilus, Inc.
(Name of Issuer)
Common Stock, No Par Value
(Title of Class of Securities)
63910B102
(CUSIP Number)
Michael L. Zuppone, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
(212) 318-6906
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
November 11, 2008
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Investors LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,418,974

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		9,418,974

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,418,974

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	30.8%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Investors GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,418,974

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		9,418,974

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,418,974

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	30.8%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Investors Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,418,974

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		9,418,974

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,418,974

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	30.8%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Investors Management GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,418,974

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		9,418,974

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,418,974

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	30.8%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Strategic Fund A, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		805,039.707

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		805,039.707

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	805,039.707

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.6%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Sherborne Strategic Fund B, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,207,559.562

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,207,559.562

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,207,559.562

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	3.9%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Nottingham Investors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		7,406,374.727

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,406,374.727

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,406,374.727

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	24.2%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	63910B102

1	NAMES OF REPORTING PERSONS Edward J. Bramson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom

	7	SOLE VOTING POWER

NUMBER OF		9,418,974

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,418,974

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	9,418,974

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	30.8%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No. 63910B102
Explanatory Note: This Amendment No. 12 (this “Amendment”) to Schedule 13D is filed by the Reporting Persons (as defined below in this Explanatory Note) pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended. This Amendment amends and supplements the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 26, 2007 (the “Initial 13D”) as amended and supplemented by:
•	Amendment 1 to the Initial 13D filed with the Commission on July 31, 2007,

•	Amendment 2 to the Initial 13D filed with the Commission on August 24, 2007,

•	Amendment 3 to the Initial 13D filed with the Commission on September 4, 2007,

•	Amendment 4 to the Initial 13D filed with the Commission on September 14, 2007,

•	Amendment 5 to the Initial 13D filed with the Commission on September 21, 2007,

•	Amendment 6 to the Initial 13D filed with the Commission on October 9, 2007,

•	Amendment 7 to the Initial 13D filed with the Commission on October 17, 2007,

•	Amendment 8 to the Initial 13D filed with the Commission on October 19, 2007,

•	Amendment 9 to the Initial 13D filed with the Commission on January 2, 2008,

•	Amendment 10 to the Initial 13D filed with the Commission on March 3, 2008 and

•	Amendment 11 to the Initial 13D filed with the Commission on March 27, 2008, and relates to the common stock, no par value (“Shares”) of Nautilus, Inc., a Washington corporation (the “Issuer”).
The Reporting Persons are:
(i)	Sherborne Investors LP, a Delaware limited partnership and managing member of each of the Funds (as defined below) (“Managing Member” or “Sherborne Investors”);

(ii)	Sherborne Investors GP, LLC, a Delaware limited liability company and general partner of the Managing Member (“Sherborne Investors GP”);

(iii)	Sherborne Investors Management LP, a Delaware limited partnership and investment manager to the Funds (“Sherborne Management”);

(iv)	Sherborne Investors Management GP, LLC, a Delaware limited liability company and general partner of Sherborne Management (“Sherborne Management GP”);

(v)	Sherborne Strategic Fund A, LLC, a Delaware limited liability company (“Strategic Fund A”);

CUSIP No. 63910B102
(vi)	Sherborne Strategic Fund B, LLC, a Delaware limited liability company (“Strategic Fund B”);
(vii)	Nottingham Investors LLC, a Delaware limited liability company (“Nottingham” and, together with Strategic Fund A and Strategic Fund B, the “Funds”); and

(viii)	Edward J. Bramson (“Bramson”), a citizen of the United Kingdom and the managing member of Sherborne Investors GP and Sherborne Management GP as well as a director and chief executive officer of the Issuer.
The Covered Persons, for whom information is required to be provided pursuant to Instruction C to Schedule 13D, are Bramson, Mr. Craig L. McKibben and Mr. Gerard L. Eastman (collectively, the “Covered Persons”). Messrs. McKibben and Eastman are managing directors of Sherborne Investors GP and Sherborne Management GP.

Item 3.	Source and Amount of Funds or Other Consideration.
Item 3 is hereby amended and restated in its entirety as follows:
The aggregate purchase price of the 9,418,974 Shares owned by the Funds is $82,447,251.01 including brokerage commissions. The Shares owned by the Funds were acquired with such Funds’ available funds.

Item 5.	Interest in Securities of the Issuer.
Items 5 (a) and (b) have been amended and restated in their entirety as follows:
The following describes the direct and indirect interests of the Reporting Persons in the Shares:
•	Strategic Fund A is the direct beneficial owner of and has the sole power to vote and dispose of 805,039.707 Shares; (1)

•	Strategic Fund B is the direct beneficial owner of and has the sole power to vote and dispose of 1,207,559.562 Shares; (1)

•	Nottingham is the direct beneficial owner of and has the sole power to vote and dispose of 7,406,374.727 Shares; (1)

•	The Managing Member, as the managing member of the Funds, is the indirect beneficial owner of and has shared indirect power to vote or dispose of 9,418,974 Shares;

•	Sherborne Investors GP, as the general partner of the Managing Member, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 9,418,974 Shares;

•	Sherborne Management, as the investment manager to the Funds, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 9,418,974 Shares;

CUSIP No. 63910B102
•	Sherborne Management GP, as the general partner of Sherborne Management, is the indirect beneficial owner of and has the shared indirect power to vote or dispose of 9,418,974 Shares; and

•	Edward Bramson, as the managing member of each of Sherborne Investors GP and Sherborne Management GP, is the indirect beneficial owner of and has the sole indirect power to vote or dispose of 9,418,974 Shares.

(1)	The Shares beneficially owned by the Funds add up to slightly less than 9,418,974 due to rounding.
The information set forth in Rows 7 through 13 of the cover page hereto for each of the Reporting Persons is incorporated herein by reference. The percentage amount set forth in Row
13 for all cover pages filed herewith is calculated based upon the 30,614,336 Shares issued and outstanding as reported by the Issuer in its Form 10-Q for the Quarterly Period ended September 30, 2008.
With the exception of Bramson, the Covered Persons do not beneficially own any Shares.
Item 5 (c) has been amended as follows:
(c) During the past sixty days, the Reporting Persons purchased Shares in the open market as follows:
Sherborne Strategic Fund A, LLC

Trade	# of	Weighted Average
Date	Shares	Price/Share
11/07/2008	7,459	$2.32
11/10/2008	13,859	$2.33
11/11/2008	22,103	$2.28
11/12/2008	26,209	$2.14
11/13/2008	11,229	$1.79
Sherborne Strategic Fund B, LLC

Trade	# of	Weighted Average
Date	Shares	Price/Share
11/07/2008	11,189	$2.32
11/10/2008	20,788	$2.33
11/11/2008	33,154	$2.28
11/12/2008	39,314	$2.14
11/13/2008	16,844	$1.79

CUSIP No. 63910B102
Nottingham Investors LLC

Trade	# of	Weighted Average
Date	Shares	Price/Share
11/07/2008	68,627	$2.32
11/10/2008	127,499	$2.33
11/11/2008	203,344	$2.28
11/12/2008	241,123	$2.14
11/13/2008	103,308	$1.79
With the exception of Bramson, the Covered Persons have not purchased any Shares since the filing of the Initial 13D through the date of this report.

CUSIP No. 63910B102
SIGNATURE
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: November 14, 2008

SHERBORNE INVESTORS LP By: SHERBORNE INVESTORS GP, LLC, its general partner
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

SHERBORNE INVESTORS GP, LLC
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

SHERBORNE INVESTORS MANAGEMENT LP By: SHERBORNE INVESTORS MANAGEMENT GP, LLC, its general partner
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

SHERBORNE INVESTORS MANAGEMENT GP, LLC
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

CUSIP No. 63910B102

SHERBORNE STRATEGIC FUND A, LLC By: SHERBORNE INVESTORS LP, its managing member By: SHERBORNE INVESTORS GP, LLC, its general partner
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

SHERBORNE STRATEGIC FUND B, LLC By: SHERBORNE INVESTORS LP, its managing member By: SHERBORNE INVESTORS GP, LLC, its general partner
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

NOTTINGHAM INVESTORS LLC By: SHERBORNE INVESTORS LP, its managing member By: SHERBORNE INVESTORS GP, LLC, its general partner
By:	/s/ Craig L. McKibben
	Name:	Craig L. McKibben
	Title:	Managing Director

EDWARD BRAMSON
/s/ Edward Bramson
Edward Bramson